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                                             EXHIBIT 11
                          CENTRAL FIDELITY BANKS, INC. AND SUBSIDIARIES
                         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

(In Thousands)
                                                    For the Three Months   For the Nine Months
                                                     ended September 30,   ended September 30,
                                                    --------------------   -------------------
                                                       1994      1993        1994      1993
                                                       ----      ----        ----      ----
Earnings:
  Net income                                          $27,399   $26,741     $86,273   $77,185
                                                     ========  ========    ========  ========
Shares:
  Weighted average number of common shares used
    in computing primary earnings per share            39,207    38,816      39,126    38,670

  Dilutive stock options - based on treasury stock
    method                                                785       884         800       888
                                                     --------  --------    --------  --------
  Weighted average number of common shares used
    in computing fully diluted earnings per share      39,992    39,700      39,926    39,558
                                                     ========  ========    ========  ========

Earnings per share:
  Primary earnings per share                            $0.70     $0.69       $2.21     $2.00

  Fully diluted earnings per share                      $0.69     $0.67       $2.16     $1.95



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